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MASTERWORKS

Anthony DeSimone, Masterworks <adesimone@masterworks.com>
to me

Hi Sam,

It's an exciting time to be an investor in Lynette Yiadom-Boakye! She had a new #2 auction record set on a $2.95M sale in May, among other lower sales.

Plus, this past April, we exited a work* by her delivering 48% annualized returns and 17% total net returns in just five months. *(Past performance not indicative of future returns.)*

Our new offering in particular is a prime example of her commercially desirable multi-figure painting style in the auction sector. Here's what to know:

- This work has a 31.8% similar sales appreciation rate ('13-'23)
- It's in her multi-figure narrative style, which makes up 4 of her top 10 prices, varying in scale and iconography
- Her record price appreciation has grown at an annualized rate of 43% ('13-'24)

Check it out here.



Thanks,

Anthony DeSimone

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Investor Relations
MASTERWORKS

www.masterworks.com
225 Liberty St. 29th Floor, New York, NY 10281